                                                                    EXHIBIT 99.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................. F-3
Consolidated Balance Sheets as of January 29, 1995 and January 28, 1996... F-4
Consolidated Statements of Income for the years ended January 30, 1994,
 January 29, 1995 and January 28, 1996.................................... F-6
Consolidated Statements of Stockholders' Equity for the years ended
 January 30, 1994, January 29, 1995 and January 28, 1996.................. F-7
Consolidated Statements of Cash Flows for the years ended January 30,
 1994, January 29, 1995 and January 28, 1996.............................. F-8
Notes to Consolidated Financial Statements................................ F-9

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Orchard Supply Hardware Stores Corporation:

  We have audited the accompanying consolidated balance sheets of Orchard Supply Hardware Stores Corporation (a Delaware corporation) and subsidiary as of January 28, 1996 and January 29, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended January 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orchard Supply Hardware Stores Corporation and subsidiary as of January 28, 1996 and January 29, 1995 and the results of its operations and its cash flows for each of the three years in the period ended January 28, 1996 in conformity with generally accepted accounting principles.

                                                    /s/ ARTHUR ANDERSEN LLP

San Jose, California
February 23, 1996

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        JANUARY 29, JANUARY 28,
                                                           1995        1996
                                                        ----------- -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  9,240    $  7,930
  Investments..........................................     3,000         --
  Accounts receivable, less allowance of $1,201 and
   $1,543 at January 29, 1995
   and January 28, 1996, respectively..................    14,417      16,597
  Inventory............................................   103,438     116,761
  Prepaid expenses and other...........................     8,221       8,391
  Assets held for disposal.............................     6,145       6,513
                                                         --------    --------
    Total current assets...............................   144,461     156,192
PROPERTY AND EQUIPMENT, net............................   129,840     132,645
LEASEHOLD RIGHTS, net of accumulated amortization of
 $3,775 and $4,885
 at January 29, 1995 and January 28, 1996,
 respectively..........................................     9,751       8,636
DEFERRED FINANCING COSTS, net of accumulated
 amortization of $1,249 and
 $1,873 at January 29, 1995 and January 28, 1996,
 respectively..........................................     3,236       2,848
GOODWILL, net of accumulated amortization of $886 and
 $1,042 at January 29, 1995 and January 28, 1996,
 respectively..........................................     5,371       5,215
                                                         --------    --------
    Total assets.......................................  $292,659    $305,536
                                                         ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        JANUARY 29, JANUARY 28,
                                                           1995        1996
                                                        ----------- -----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Outstanding checks, not cleared by the bank..........  $  7,168    $    --
  Accounts payable.....................................    36,476      42,032
  Accrued payroll and related items....................     8,715      11,612
  Accrued advertising..................................     3,448       3,622
  Accrued sales taxes..................................     7,158       8,325
  Accrued interest payable.............................     4,478       4,535
  Other accrued expenses...............................     3,476       7,203
  Notes payable........................................       773         684
  Current portion of capital leases and long-term debt.     1,720       2,024
                                                         --------    --------
    Total current liabilities..........................    73,412      80,037
OTHER LIABILITIES......................................     1,437         --
CAPITAL LEASES AND LONG-TERM DEBT, net of current
 portion...............................................   135,232     132,242
                                                         --------    --------
    Total liabilities..................................   210,081     212,279
                                                         --------    --------
COMMITMENTS AND CONTINGENCIES (see Note 3)
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value
   Authorized--2,000,000 shares; issued--800,000
   shares; outstanding--800,000 shares; liquidation
   preference of $20,000...............................         8           8
  Common Stock, $.01 par value
   Authorized--16,000,000 shares; issued--7,018,885
   shares; outstanding--6,983,400 and 7,015,165 shares
   at January 29, 1995 and January 28, 1996,
   respectively........................................        70          70
  Additional paid-in capital...........................    90,700      90,612
  Less--Notes receivable from sale of common stock.....      (151)        (93)
  Retained earnings (accumulated deficit)..............    (8,049)      2,660
                                                         --------    --------
    Total stockholders' equity.........................    82,578      93,257
                                                         --------    --------
    Total liabilities and stockholders' equity.........  $292,659    $305,536
                                                         ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
SALES......................................  $365,077    $441,646    $532,439
COST OF GOODS SOLD.........................   234,326     281,379     339,764
                                             --------    --------    --------
  Gross margin.............................   130,751     160,267     192,675
SELLING AND OTHER EXPENSES.................    91,302     120,323     140,997
GENERAL AND ADMINISTRATIVE EXPENSES........    15,500      17,535      20,043
PRE-OPENING EXPENSES.......................     2,221       7,525       2,400
                                             --------    --------    --------
  Operating income.........................    21,728      14,884      29,235
INTEREST EXPENSE, net......................    11,563      12,587      13,337
                                             --------    --------    --------
  Income before provision for income taxes
   and
   extraordinary items.....................    10,165       2,297      15,898
PROVISION FOR INCOME TAXES.................       --          --        4,289
                                             --------    --------    --------
  Income before extraordinary items........    10,165       2,297      11,609
EXTRAORDINARY ITEMS:
  Loss on extinguishment of debt...........    (9,318)        --          --
                                             --------    --------    --------
  Net income...............................       847       2,297      11,609
PREFERRED STOCK DIVIDENDS EARNED...........       814       1,115       1,200
                                             --------    --------    --------
  Net income available to common stock.....  $     33    $  1,182    $ 10,409
                                             ========    ========    ========
INCOME PER COMMON AND EQUIVALENT SHARE:
  Income before extraordinary items........  $   1.57    $   0.17    $   1.48
  Extraordinary items......................     (1.57)        --          --
                                             --------    --------    --------
  Net income per common and equivalent
   share...................................  $   0.01    $   0.17    $   1.48
                                             ========    ========    ========
WEIGHTED AVERAGE NUMBER OF COMMON AND
 EQUIVALENT SHARES.........................     5,951       6,984       7,039
                                             ========    ========    ========
FULLY DILUTED INCOME PER COMMON AND
 EQUIVALENT SHARE:
  Income before extraordinary items........  $   1.57    $   0.17    $   1.38
  Extraordinary items......................     (1.57)        --          --
                                             --------    --------    --------
  Net income per common and equivalent
   share...................................  $   0.01    $   0.17    $   1.38
                                             ========    ========    ========
FULLY DILUTED WEIGHTED AVERAGE NUMBER OF
 COMMON AND EQUIVALENT SHARES..............     5,951       6,984       8,401
                                             ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          NOTES      RETAINED
                          PREFERRED STOCK     COMMON STOCK             RECEIVABLE    EARNINGS
                         ------------------ ----------------- PAID-IN  FOR CAPITAL (ACCUMULATED  TOTAL
                           SHARES    AMOUNT  SHARES    AMOUNT CAPITAL     STOCK      DEFICIT)   EQUITY
                         ----------  ------ ---------  ------ -------  ----------- ------------ -------
BALANCE, JANUARY 31,
 1993...................  1,602,486   $16   1,207,598   $12   $26,392     $(379)     $(11,193)  $14,848
 Payment of notes
  receivable from sale
  of common stock.......        --    --          --    --        --        208           --        208
 Repurchase of common
  stock.................        --    --         (200)  --         (3)      --            --         (3)
 Repurchase of Series A
  redeemable preferred
  stock.................       (333)  --          --    --         (3)      --            --         (3)
 Issuance of common
  stock, net of
  transaction costs.....        --    --    3,800,000    38    48,333       --            --     48,371
 Issuance of common
  stock resulting from
  exercise of options...        --    --        7,225   --         60       --            --         60
 Reclassification of
  Series A preferred
  stock................. (1,602,153)  (16)  1,915,630    19        (3)      --            --        --
 Payment of cash
  dividend on Series A
  preferred stock.......        --    --          --    --     (2,500)      --            --     (2,500)
 Payment of fractional
  shares................        --    --          --    --         (1)      --            --         (1)
 Net income.............        --    --          --    --        --        --            847       847
                         ----------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 30,
 1994...................        --    --    6,930,253    69    72,275      (171)      (10,346)   61,827
 Payment of notes
  receivable from sale
  of common stock.......        --    --          --    --        --         20           --         20
 Issuance of convertible
  preferred stock, net
  of transaction costs..    800,000     8         --    --     19,099                     --     19,107
 Issuance of common
  stock resulting from
  exercise of options
  and warrants..........        --    --       53,147     1       441       --            --        442
 Dividends on
  convertible preferred
  stock.................        --    --          --    --     (1,115)      --            --     (1,115)
 Net income.............        --    --          --    --        --        --          2,297     2,297
                         ----------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 29,
 1995...................    800,000     8   6,983,400    70    90,700      (151)       (8,049)   82,578
 Payment of notes
  receivable from sale
  of common stock.......        --    --          --    --        --         58           --         58
 Issuance of common
  stock resulting from
  exercise of options
  and warrants..........        --    --       31,765   --        212       --            --        212
 Dividends on
  convertible preferred
  stock.................        --    --          --    --       (300)      --           (900)   (1,200)
 Net income.............        --    --          --    --        --        --         11,609    11,609
                         ----------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 28,
 1996...................    800,000   $ 8   7,015,165   $70   $90,612     $ (93)     $  2,660   $93,257
                         ==========   ===   =========   ===   =======     =====      ========   =======

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................  $    847    $  2,297    $ 11,609
 Non-cash adjustments to net income--
  Depreciation and amortization............     6,845       8,682      10,715
  Prepayment premium on senior and
   subordinated senior debentures..........     6,335         --          --
  Write-off of deferred financing costs....     2,745         --          --
  Accretion of debt discounts..............       313         --          --
  Loss on asset disposals..................        65          55          15
 Changes in assets and liabilities--
  Increase in accounts receivable..........      (477)     (1,172)     (2,180)
  Increase in inventories..................    (8,636)    (20,944)    (13,323)
  (Increase) decrease in prepaid expenses
   and other...............................    (2,430)     (2,631)       (355)
  Increase in accounts payable and other
   liabilities.............................     7,517      15,977       5,465
                                             --------    --------    --------
    Net cash provided by operating
     activities............................    13,124       2,264      11,946
                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.......   (29,491)    (30,577)    (12,500)
 (Purchase) redemption of investments......       --       (3,000)      3,000
 Purchase of leasehold rights..............    (6,511)        --          --
                                             --------    --------    --------
    Net cash used in investing activities..   (36,002)    (33,577)     (9,500)
                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from public stock offering...    48,370         --          --
 Net proceeds from issuance of preferred
  stock....................................       --       19,107         --
 Proceeds from issuance of long-term debt..   103,079       1,752         --
 Principal payments on capital leases and
  long-term debt...........................   (50,757)    (52,335)     (2,686)
 Deferred financing costs paid.............    (2,736)       (433)        (51)
 Preferred stock dividends.................    (2,500)     (1,115)     (1,200)
 Repayment of notes payable, net...........    (1,727)     (2,473)        (89)
 Repurchase of capital stock...............        (6)        --          --
 Proceeds from issuance of capital stock...        60         442         212
 Payment of notes receivable from sale of
  capital stock............................       208          20          58
                                             --------    --------    --------
    Net cash provided by (used in)
     financing activities..................    93,991     (35,035)     (3,756)
                                             --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................    71,113     (66,348)     (1,310)
CASH AND CASH EQUIVALENTS, beginning of
 period....................................     4,475      75,588       9,240
                                             --------    --------    --------
CASH AND CASH EQUIVALENTS, end of period...  $ 75,588    $  9,240    $  7,930
                                             ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               JANUARY 28, 1996

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Consolidation and Nature of Operations

  The consolidated financial statements include the accounts of Orchard Supply Hardware Stores Corporation ("Company") and its wholly-owned subsidiary, Orchard Supply Hardware Corporation ("Orchard Supply") which operates 60 hardware super stores located in California. As of January 28, 1996, 50 of the stores were located in Northern and Central California, Orchard Supply's historical market, and 10 stores were located in Southern California, a geographical market entered during the year ended January 30, 1994. The majority of the Company's merchandise is handled through a single warehouse and distribution facility in Northern California.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

 Cash and Cash Equivalents

  All highly liquid instruments with an original maturity of three months or less are included in cash and cash equivalents. "Outstanding checks, not cleared by bank" which are included in current liabilities, consists of checks outstanding against zero balance accounts.

 Investments

  Effective January 31, 1994 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and all debt securities and requires that all such investments be classified as held-to-maturity securities, trading securities or available-for-sale securities. The Company's securities, classified as available for sale, are carried at fair market value. The impact of SFAS No. 115 was not material to the Company.

 Inventory

  Inventory is stated at the lower of cost or market using the retail first-in, first-out ("FIFO") method.

 Assets Held for Disposal

  Assets held for disposal represent the Company's former warehouse building and a parcel of land adjacent to the new warehouse site which had previously been included in property and equipment, and are currently being held for sale. The Company carries these assets at amounts not to exceed net realizable value.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated primarily on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements. The range of estimated useful lives is as follows:

      Buildings.................................... 25-40 years
      Leasehold improvements....................... 14-25 years or life of lease
      Land improvements............................ 15 years or life of lease
      Machinery and equipment...................... 3-10 years

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  During the years ended January 30, 1994, January 29, 1995 and January 28, 1996, the Company capitalized interest costs of $448,000, $870,000 and $57,000 related to the construction of new stores.

 Leasehold Rights

  Leasehold rights represent the difference between the fair market value of the Company's lease rentals and the stated rental rates at the time of acquisition. Leasehold rights are amortized over the lives of the lease terms ranging from five to 35 years.

 Pre-Opening Expenses

  Costs related to the preparation and opening of new stores are expensed as incurred. These expenses consist principally of store merchandising and stocking expenses, personnel recruitment and training costs and grand-opening advertising and promotional expenses.

 Deferred Financing Costs

  Deferred financing costs are amortized over the lives of the respective debt instruments.

 Goodwill

  Goodwill is amortized over a 40 year period.

 Earnings Per Share

  Net income per common and equivalent share is computed by dividing net income available to common stock (net income less preferred stock dividend requirements) by the weighted average number of common and equivalent shares. Common and equivalent shares include common stock issuable upon exercise of stock options and warrants less shares assumed repurchased with the proceeds from notes receivable from sale of common stock (using the treasury stock method, unless antidilutive). Options outstanding pursuant to the Performance Stock Option Plan (now terminated) and the options granted to the President of the Company are excluded from the calculation due to their contingent nature.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued by the Company during the 12-month period prior to the initial public offering and stock options and warrants granted during the same period for which a measurement date has been established have been included in the calculation of common and common equivalent shares using the treasury stock method and the public offering price as if they were outstanding for all applicable periods.

  Net income per common and equivalent share on a fully diluted basis reflects the assumed conversion of preferred stock to common stock, if dilutive.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

2. PROPERTY AND EQUIPMENT:

  Property and equipment are summarized below (in thousands):

                                                         JANUARY 29, JANUARY 28,
                                                            1995        1996
                                                         ----------- -----------
   Property and Equipment
     Land...............................................  $ 26,980    $ 26,980
     Land improvements..................................     1,652       2,074
     Buildings..........................................    37,394      37,782
     Machinery and equipment............................    37,703      43,540
     Leasehold improvements.............................    49,249      53,910
     Construction in progress...........................     4,382       3,807
     Assets under capital leases........................     1,849       1,834
                                                          --------    --------
                                                           159,209     169,927
     Accumulated depreciation and amortization..........   (29,369)    (37,282)
                                                          --------    --------
       Net property and equipment.......................  $129,840    $132,645
                                                          ========    ========

  Accumulated amortization on assets under capital lease was approximately $1.0 million and $1.1 million for the years ended January 29, 1995 and January 28, 1996, respectively.

3. OPERATING LEASE COMMITMENTS:

  Orchard Supply has entered into certain long-term operating leases primarily for buildings and equipment. Future annual minimum lease commitments under noncancelable operating leases as of January 28, 1996 are as follows (in thousands):

                                                                  FUTURE MINIMUM
      YEAR ENDING JANUARY,                                           RENTALS
      --------------------                                        --------------
        1997.....................................................    $ 21,199
        1998.....................................................      20,007
        1999.....................................................      19,480
        2000.....................................................      17,573
        2001.....................................................      15,707
        Thereafter...............................................     217,524
                                                                     --------
          Total minimum lease payments...........................    $311,490
                                                                     ========

  Store leases contain certain provisions for contingent rents based upon defined percentages of the dollar value of sales at individual stores. Total net rent expense is as follows (in thousands):

                                                              TOTAL  CONTINGENT
    YEAR ENDED                                               RENTALS  RENTALS
    ----------                                               ------- ----------
   January 28, 1996......................................... $20,656    $689
   January 29, 1995.........................................  17,067     573
   January 30, 1994.........................................  12,532     486

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

4. BENEFIT PLANS:

  Orchard Supply maintains a profit-sharing benefit plan and a 401(k) plan covering substantially all employees. Orchard Supply matches 50% of employee contributions to the 401(k) plan up to a maximum employee contribution of 3% of the employee's compensation. Orchard Supply may also make additional profit sharing contributions to employee accounts at the discretion of the Board of Directors. The Company's expenses for the 401(k) and profit-sharing plans were as follows (in thousands):

                                                             401(K)     PROFIT
    YEAR ENDED                                            CONTRIBUTIONS SHARING
    ----------                                            ------------- -------
   January 28, 1996......................................     $762      $1,219
   January 29, 1995......................................      624         671
   January 30, 1994......................................      468         990

5. LONG-TERM DEBT AND CREDIT ARRANGEMENTS:

  Long-term debt consists of the following (in thousands):

                                                         JANUARY 29, JANUARY 28,
                                                            1995        1996
                                                         ----------- -----------
   9 3/8% senior notes..................................  $100,000    $100,000
   Store and warehouse mortgages........................    35,412      32,829
   Obligations under capital leases.....................     1,540       1,437
                                                          --------    --------
   Total debt...........................................   136,952     134,266
   Less--Current maturities.............................     1,720       2,024
                                                          --------    --------
                                                          $135,232    $132,242
                                                          ========    ========

  The Company and Orchard Supply have complied with the restrictive loan covenants contained in the above obligations which provide, among other things, that (1) minimum working capital and net worth levels be maintained,
(2) minimum fixed charge ratios be met, (3) capital expenditures be restricted and (4) additional long-term debt be limited.

 9 3/8% Senior Notes

  On January 20, 1994, the Company, as guarantor, and Orchard Supply, as issuer, issued $100 million of unsecured 9 3/8% senior notes. The notes mature on February 15, 2002 and may be redeemed at Orchard Supply's option at various redemption dates as specified in the indenture. The terms of the notes limit the ability of Orchard Supply and the Company to pay dividends, incur indebtedness, issue stock, transfer funds to affiliates and dispose of assets.

 Store and Warehouse Mortgages

  The store mortgage notes bear interest at a rate equal to the average yield imputed from one-year United States Treasury securities, determined annually, plus 2.75% (10.1% and 9.1% at January 29, 1995 and January 28, 1996,
respectively). Principal payments began in May 1993 and a final balloon payment is due in 2002. Payments are based on a twenty-year amortization schedule.

  In May 1992, a life insurance company loaned Orchard Supply approximately $13.7 million through a first mortgage loan on the new warehouse facility located in Tracy, California. The mortgage note bears interest of 10.64% payable monthly on the outstanding loan balance. The first principal payment of $0.9 million was paid on May 31, 1995. Further principal payments are due each anniversary date through 2002, increasing by $0.2 million each year.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  The net book value of the assets mortgaged pursuant to the above mortgage loans approximated $50.4 million at January 28, 1996.

 Revolving Credit Facility

  As of August 8, 1995, a new revolving credit facility was put in place by Orchard Supply, which is guaranteed by the Company and is secured by inventory and accounts receivable. Borrowings are limited to an amount equal to 75% of eligible accounts receivable, as defined, plus up to 50% of eligible inventory, as defined. The maximum available borrowings under the revolving credit facility are $40.0 million. In addition, there is a $10.0 million sublimit for letters of credit under the revolving credit facility. Letters of credit outstanding as of January 29, 1995 and January 28, 1996 totaled $5.2 million and $8.5 million, respectively.

  The revolving credit facility remains effective through May 31, 1999 and bears interest payable monthly at either the bank reference rate, as defined, or LIBOR plus 1.375% per annum, as elected by the Company.

  The following summarizes activity applicable to the revolving credit facilities (dollar amounts in thousands):

                                                        JANUARY 29, JANUARY 28,
                                                           1995        1996
                                                        ----------- -----------
   Balance outstanding at end of year..................   $  --       $   --
   Weighted average balance outstanding during the
    year...............................................      120          889
   Maximum amount outstanding during the year..........    4,625       11,290
   Weighted average interest rate......................     8.77%        9.79%
   Interest rate at end of period......................     9.50%        8.50%

 Capital Leases

  Orchard Supply leases two stores and certain equipment under capital lease agreements. The leases bear interest at implicit rates approximating 10%.

 Financing Costs

  In connection with the early extinguishments of debt during the year ended January 30, 1994, the Company recorded extraordinary charges of $9.3 million. The charges during the year ended January 30, 1994 consist of prepayment premiums of $6.3 million, the write-off of deferred financing charges of $2.7 million and the accelerated accretion of debt discounts of $0.3 million.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

 Principal and Interest Payments

  The following summarizes the required future payments pursuant to the various long-term debt instruments, including capital leases, discussed above (in thousands):

                                                                 FUTURE MINIMUM
                                                    PRINCIPAL    RENTAL PAYMENTS
                                                   PAYMENTS ON     PURSUANT TO
   YEAR ENDING JANUARY,                           LONG-TERM DEBT CAPITAL LEASES
   --------------------                           -------------- ---------------
     1997........................................    $  1,910        $  253
     1998........................................       2,216           252
     1999........................................       2,534           252
     2000........................................       2,861           253
     2001........................................       3,198           253
     Thereafter..................................     120,110           866
                                                     --------        ------
                                                      132,829         2,129
     Less--Amount representing interest..........                       692
                                                                     ------
     Present value of future commitments.........                     1,437
     Less--Current portion.......................       1,910           114
                                                     --------        ------
     Long-term portion...........................    $130,919        $1,323
                                                     ========        ======

  Total cash paid by the Company for interest was as follows (in thousands):

       YEAR ENDED
       ----------
      January 28, 1996................................................. $13,050
      January 29, 1995.................................................   9,531
      January 30, 1994.................................................  10,905

6. PREFERRED STOCK:

  In connection with the Company's initial public offering of common stock, the Company declared dividends on the Series A preferred stock of $13.3 million equal to all earned but undeclared dividends. Of this amount, $2.5 million was paid in cash and funded by borrowings under Orchard Supply's revolving credit facility. The remainder was paid through the issuance of 1,915,630 additional shares of preferred stock. The Company also converted all outstanding shares of preferred stock, including those issued pursuant to the dividends discussed above, into 3,128,028 shares of common stock at the market price pursuant to a statutory reclassification.

  On February 25, 1994, the Company issued to an affiliate 325,000 shares of Series 1 and 475,000 shares of Series 2 6% Cumulative Convertible Preferred Stock, $.01 par value per share, at a price of $24.25 per share. The preferred stock has an aggregate liquidation preference of $20.0 million, is convertible at the option of the holder into common stock at an initial conversion rate of
1.6 shares of common stock for each share of preferred stock subject to adjustment upon certain circumstances and may be redeemed by the Company at any time after December 15, 1996 at an initial redemption price of $26.50 per share, and thereafter at prices decreasing ratably to $25.00 per share on December 15, 2002.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

7. COMMON STOCK:

  On April 6, 1993, the Company completed its initial public offering. The Company sold 3.8 million shares of common stock at a price of $14 per share.

 Common Stock Warrants

  In connection with the issuance of notes since redeemed, the Company issued warrants to purchase 79,669 shares of common stock at $8.33 per share. All of the warrants have been exercised as of January 28, 1996.

 Stock Options

  Under the 1989 Nonqualified Stock Option Plan, options may be granted to qualified personnel of the Company to purchase shares of common stock at a price no less than the fair market value of such shares at the time the option is granted. Consequently, no compensation expense has been recognized in relation to this plan. Under the provisions of the plan, options shall vest no later than five years from the date of grant.

  In July of 1993, the 1993 Non-Employee Directors Stock Option Plan of the Company was added which resulted in the grant of 10,000 shares to non-employee directors. The provisions of the 1993 plan are the same as the 1989 plan.

  In November of 1993, the Company added the 1993 Stock Option Plan, reserving 350,000 shares for issuance to the officers, certain employees and directors of the Company. The provisions of the 1993 plan are the same as the 1989 plan with the following exceptions: the options vest 25% upon grant and 25% over the next three anniversary dates and the options cannot be granted to those possessing greater than 10% of the total combined voting power of all classes of common stock.

  At January 28, 1996, options covering 217,113 shares of common stock were outstanding, of which 111,888 shares were vested under the plans. The Board of Directors may accelerate the vesting at its discretion. Options expire ten years after the date of grant. The Company has reserved 394,314 shares of common stock for issuance under the plans.

  Following is a detail of activity for the stock option plans:

                                               OPTIONS     OPTIONS      PRICE
                                              AVAILABLE  OUTSTANDING  PER SHARE
                                              ---------  ----------- ------------
January 31, 1993.............................    7,561      52,439   $       8.33
  Authorized.................................  360,000         --             --
  Granted.................................... (105,000)    105,000    12.83-17.10
  Cancelled..................................    2,784      (2,784)    8.33-17.10
  Exercised..................................      --       (7,225)          8.33
                                              --------     -------
January 30, 1994.............................  265,345     147,430     8.33-17.10
  Cancelled..................................   13,105     (13,105)    8.33-17.10
  Exercised..................................      --         (699)          8.33
                                              --------     -------
January 29, 1995.............................  278,450     133,626     8.33-17.10
  Granted.................................... (111,200)    111,200           7.75
  Cancelled..................................    9,951      (9,951)    7.75-17.10
  Exercised..................................      --      (17,762)    7.75-17.10
                                              --------     -------
January 28, 1996.............................  177,201     217,113     7.75-17.10
                                              ========     =======

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  In April 1992, the Company granted nonqualified stock options outside of the 1989 Nonqualified Stock Option Plan to its President covering 12,045 shares of common stock at an exercise price of $8.33 per share. The options are only exercisable upon the occurrence of certain mergers, consolidations, business combinations, asset sales, tender offers and liquidations involving the Company. Because of the contingent nature of the shares, no measurement date, as defined, has been established. No compensation expense has been recorded attributable to these options.

8. INCOME TAXES:

  In accordance with SFAS No. 109, all deferred tax assets and liabilities are quantified. Deferred tax assets include operating loss and tax credit carryforwards. A valuation allowance against the tax assets is required to adjust the assets to realizable amounts. Changes in the valuation allowance are generally a component of the income tax provision.

  The major components of deferred tax assets and liabilities are as follows (in thousands):

                                             JANUARY 30, JANUARY 29, JANUARY 28,
                                                1994        1995        1996
                                             ----------- ----------- -----------
Deferred tax assets--
  Net operating losses......................   $ 3,814     $ 4,913     $1,476
  AMT payments made.........................     1,951       1,951      4,028
  Other.....................................     2,383       1,531      3,217
                                               -------     -------     ------
    Total assets............................     8,148       8,395      8,721
  Valuation allowance.......................    (4,083)     (2,907)       --
                                               -------     -------     ------
    Net assets..............................     4,065       5,488      8,721
                                               -------     -------     ------
Deferred tax liabilities--
  Depreciation..............................     2,114       2,732      4,743
  Software costs............................       --          805      1,294
                                               -------     -------     ------
    Total liabilities.......................     2,114       3,537      6,037
                                               -------     -------     ------
    Total net deferred tax asset............   $ 1,951     $ 1,951     $2,684
                                               =======     =======     ======

  The significant components of income tax expense follow:

                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
Current tax expense--
  Federal..................................    $ 275      $   191     $ 5,946
  State....................................       12            2       1,983
Deferred tax expense--
  Federal..................................      240          610        (796)
  State....................................       68          373          63
Adjustments to beginning valuation
 allowance.................................     (595)      (1,176)     (2,907)
                                               -----      -------     -------
                                               $ --       $   --      $ 4,289
                                               =====      =======     =======

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  The following is a reconciliation of the effective tax rate to the statutory federal rate:

                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
Statutory federal income tax rate..........     34.0%       34.0%       34.0%
State income taxes net of federal benefit..      6.1         6.1         6.1
Adjustments to valuation allowance.........    (70.3)      (51.2)      (18.2)
Goodwill amortization and other permanent
 differences...............................     30.2        11.1         5.1
                                               -----       -----       -----
                                                   0%          0%       27.0%
                                               =====       =====       =====

  As of January 28, 1996, for tax purposes, the Company has net operating loss carryforwards of approximately $4.0 million and $1.1 million available to offset federal and California taxable income, respectively. These net operating loss carryforwards expire at various dates through the fiscal year ending January 2010 and state loss carryforwards expire at various dates through the fiscal year ending January 2000. As a result of the initial public offering and other ownership changes, the Internal Revenue Code, as amended, may limit the Company's ability to utilize its federal income tax net operating loss carryforwards. Any annual limitation amount determined by this computation that is not used in the current year increases the succeeding year's annual limitation amount. The Company's ability to utilize net operating loss carryforwards as computed for California income tax purposes may be similarly limited. The limitation on the use of net operating loss carryforwards may have the effect of accelerating a portion of the Company's income tax liability to an earlier year, and may also result in an overall increase in income taxes payable by the Company. Whether the Company's liability for taxes will be accelerated or increased will depend on numerous factors, including whether and the extent to which future annual taxable income of the Company exceeds the annual limitation, whether the Company is paying tax based on its regular taxable income or its alternative minimum taxable income and whether and the extent to which California permits corporations to deduct net operating loss carryforwards for California income tax purposes.

  The Company has made income tax payments of approximately $1.2 million, $-0-and $2.8 million in the years ended January 30, 1994, January 29, 1995 and January 28, 1996 respectively, primarily toward tax liabilities computed for alternative minimum tax purposes. Such payments are recorded as prepayments which will be applied against future liabilities computed for regular tax purposes.

9. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

 Working Capital Accounts

  The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.

 Long-term Debt

  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt is approximately $135.6 million versus the carrying amount of approximately $134.3 million at January 28, 1996.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                                INCOME (LOSS)
                                                                PER COMMON AND
                                                               EQUIVALENT SHARE
                                                    NET INCOME    ON A FULLY
                               SALES   GROSS MARGIN   (LOSS)    DILUTED BASIS
                              -------- ------------ ---------- ----------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED JANUARY 29, 1995
  First quarter.............. $ 96,555   $ 34,606    $  (917)       $(0.16)
  Second quarter.............  125,566     44,970      3,305          0.40
  Third quarter..............  111,790     41,043        598          0.04
  Fourth quarter.............  107,735     39,648       (689)        (0.14)
                              --------   --------    -------        ------
  Year....................... $441,646   $160,267    $ 2,297        $ 0.17
                              ========   ========    =======        ======
YEAR ENDED JANUARY 28, 1996
  First quarter.............. $125,352   $ 45,644    $ 2,922        $ 0.35
  Second quarter.............  145,465     52,323      5,601          0.67
  Third quarter..............  131,497     47,516      1,820          0.22
  Fourth quarter.............  130,125     47,192      1,266          0.14
                              --------   --------    -------        ------
  Year....................... $532,439   $192,675    $11,609        $ 1.38
                              ========   ========    =======        ======

11. SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARY:

  All operations of the Company are conducted through its wholly-owned subsidiary, Orchard Supply. The following summarizes the financial position and results of operations for the subsidiary:

                                                         JANUARY 29, JANUARY 28,
                                                            1995        1996
                                                         ----------- -----------
   Current assets.......................................  $144,453    $156,193
   Non-current assets...................................   148,198     149,344
                                                          --------    --------
                                                          $292,651    $305,537
                                                          ========    ========
   Current liabilities..................................  $ 73,412    $ 80,037
   Non-current liabilities..............................   136,669     132,242
                                                          --------    --------
                                                           210,081     212,279
                                                          --------    --------
   Redeemable preferred stock...........................       --          --
   Other equity.........................................    82,570      93,258
                                                          --------    --------
                                                            82,570      93,258
                                                          --------    --------
                                                          $292,651    $305,537
                                                          ========    ========

                                                        YEAR ENDED
                                            -----------------------------------
                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
Sales......................................  $365,077    $441,646    $532,439
Gross margin...............................   130,751     160,267     192,675
Income before provisions for taxes and
 extraordinary items.......................    10,170       2,339      15,938
Net income.................................       852       2,339      11,649

  The various debt instruments of Orchard Supply restrict the payment of dividends to the parent as Orchard Supply is the primary obligor for all debt outstanding.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements which are filed herewith.

GENERAL

  Orchard Supply Hardware Stores Corporation (the "Company" or "Orchard") opened 14 stores in fiscal 1994 and five stores in fiscal 1995. The Company plans to open five to seven stores in fiscal 1996. As a result of the Company's accelerated expansion and entry into Southern California, the Company incurred substantial store pre-opening expenses amounting to $7.5 million for fiscal 1994 and $2.4 million for fiscal 1995. These pre-opening expenses consist principally of store merchandising and stocking expenses, personnel recruitment and training costs and grand-opening advertising and promotional expenses. In fiscal 1996, the Company expects pre-opening expenses to be approximately $0.4 million to $0.5 million per store.

  As the Company has implemented its new store opening program, operating expenses as a percent of sales for the new stores are higher on average, adversely affecting overall operating margins until these new stores achieve sales maturity. The Company's average store achieves maturity after approximately four years. In addition, the Company has generally experienced higher marketing, distribution and occupancy costs in its new stores in the Southern California market. The Company believes, however, that these higher expenses should be offset by higher sales at these stores (when these stores achieve maturity), bringing margins for Southern California stores in line with those for Northern and Central California stores.

  The Company experienced a strong comparable store sales increase in fiscal 1995, especially in the second half of the year. The Company does not expect to sustain its rate of comparable store sales growth in fiscal 1996, particularly in the second half of the year.

  The following table sets forth selected results of operations as percentages of sales for the periods indicated:

                                                       YEAR ENDED(1)
                                            -----------------------------------
                                            JANUARY 30, JANUARY 29, JANUARY 28,
                                               1994        1995        1996
                                            ----------- ----------- -----------
Sales. ....................................    100.0%      100.0%      100.0%
Gross margin...............................     35.8        36.3        36.2
Operating expenses.........................     29.3        31.2        30.2
Pre-opening expenses.......................      0.6         1.7         0.5
                                               -----       -----       -----
Operating income...........................      6.0         3.4         5.5
Interest expense. .........................      3.2         2.9         2.5
                                               -----       -----       -----
Income before provision for income taxes
 and extraordinary items...................      2.8         0.5         3.0
Income tax provision.......................      --          --          0.8
                                               -----       -----       -----
Income before extraordinary items..........      2.8         0.5         2.2
Extraordinary items........................     (2.6)        --          --
                                               -----       -----       -----
Net income.................................      0.2%        0.5%        2.2%
                                               =====       =====       =====

--------
(1) Amounts may not total due to rounding.

RESULTS OF OPERATIONS

 52 Weeks ended January 28, 1996 (fiscal 1995) compared to 52 Weeks ended January 29, 1995 (fiscal 1994).

  Sales for fiscal 1995 increased by 20.6% to $532.4 million from $441.6 million in fiscal 1994. The increase is attributable to an 8.0% gain in comparable store sales and the sales contributed by the 19 stores opened since the beginning of 1994 before they were included in the comparable store base. The comparable store sales increase reflects the diminishing effect of eight competing warehouse home centers that opened primarily in late 1993, the recent closing of four competing warehouse home centers, and sales gains achieved by 14 Orchard stores opened in the prior fiscal year which are now part of the comparable store base. Improving economic conditions in California also were a contributing factor.

  Gross margin increased $32.4 million from $160.3 million for fiscal 1994 to $192.7 million for fiscal 1995. As a percentage of sales, gross margin decreased from 36.3% for fiscal 1994 to 36.2% for fiscal 1995. A decline in purchase markup was offset partially by reduced inventory shrinkage and leveraging of warehouse operating costs.

  Operating expenses increased by $23.2 million from $137.9 million for fiscal 1994 to $161.0 million for fiscal 1995. As a percentage of sales, these expenses decreased from 31.2% for fiscal 1994 to 30.2% for fiscal 1995. Decreased payroll costs as a percentage of sales were offset partially by an increase in occupancy costs as a percentage of sales in the Southern California stores.

  Pre-opening expenses decreased to $2.4 million for fiscal 1995 from $7.5 million for fiscal 1994. The decrease in pre-opening expenses is due to five new store openings in 1995 versus 14 stores in the prior year, in addition to lower average pre-opening costs per store. Operating income before pre-opening expenses for fiscal 1995 increased by $9.2 million or 41.1% from fiscal 1994.

  Operating income increased by $14.4 million from $14.9 million in fiscal 1994 to $29.2 million in fiscal 1995. As a percent of sales, operating income increased from 3.4% to 5.5%. Sales increases, the leveraging of expenses and reduced pre-opening expenses were the main contributors to the increase in operating income.

  Interest expense increased by $0.7 million from $12.6 million in fiscal 1994 to $13.3 million for fiscal 1995. In fiscal 1994 the Company capitalized an additional $0.8 million of construction period interest on new store construction projects and realized $0.4 million more in interest income than in fiscal 1995. The increase in interest expense was partially offset by a $0.5 million expense reduction due to a decrease in long-term debt.

  The Company recorded an income tax provision for fiscal 1995 at an effective tax rate of 27.0%, reflecting the reversal of a previously established valuation allowance. Future effective income tax rates should approximate the combined federal and state statutory rate and are estimated to be approximately 41.0% in fiscal 1996. See Note 8 to Consolidated Financial Statements.

 52 Weeks ended January 29, 1995 (fiscal 1994) compared to 52 Weeks ended January 30, 1994 (fiscal 1993).

  Sales for fiscal 1994 increased by 21.0% to $441.6 million from $365.1 million for fiscal 1993. Increased sales as a result of 14 new stores opened in fiscal 1994 were partially offset by a 1.1% decrease in comparable store sales. Comparable store sales were impacted by the eight competing warehouse home centers that opened in Orchard markets, principally in the second half of fiscal 1993, and unfavorable weather conditions in Northern California during a five week period in April and May, 1994.

  Gross margin increased $29.5 million from $130.8 million in fiscal 1993 to $160.3 million in fiscal 1994. As a percent of sales, gross margin increased from 35.8% for fiscal 1993 to 36.3% for fiscal 1994. The increase in gross margin percentage resulted primarily from an increase in the purchase markup due to a reduction in the cost of merchandise achieved through improved buying. Lower inventory shrinkage and reduced permanent markdowns also contributed to the favorable gross margin performance.

  Operating expenses for fiscal 1994 were 31.2% of sales compared with 29.3% of sales for fiscal 1993, an increase of 1.9% of sales. The increase is partially attributable to higher advertising, rent and payroll costs as a percent of sales for the 14 new stores opened in fiscal 1994 which have not yet achieved sales maturity. The negative impact of the comparable store sales decline on the sales base as described above also contributed to higher selling, general and administrative expenses as a percent of sales.

  Pre-opening expenses increased to $7.5 million for fiscal 1994 from $2.2 million for fiscal 1993. The increase in pre-opening expenses is due to 14 new store openings in fiscal 1994 versus four new store openings in the prior year. Operating income before pre-opening expense for fiscal 1994 decreased by $1.5 million from fiscal 1993.

  Operating income decreased by $6.8 million from $21.7 million for fiscal 1993 to $14.9 million for fiscal 1994. As a percentage of sales, operating income decreased to 3.4% for fiscal 1994 from 6.0% for fiscal 1993. Higher pre-opening costs and increased corporate expenses associated with the Company's expansion program were the main contributors to the decrease in operating income.

  Interest expense increased from $11.6 million for fiscal 1993 to $12.6 million for fiscal 1994. The increase was due primarily to additional interest resulting from the issuance by the Company in January 1994 of$100 million aggregate principal amount of 9 3/8% Notes which was partially offset by reduced interest due to the retirement of $19.3 million of 14.5% Senior Subordinated Discount Notes and $30.0 million of 9% Senior Notes on February 25, 1994.

  The Company did not record a tax provision as a result of the reversal of a previously established valuation allowance. See Note 8 to Consolidated Financial Statements.

  The results of operations for fiscal 1993 included extraordinary charges of $9.3 million resulting from the early extinguishment of $44.7 million in aggregate principal amount of the 14.5% Subordinated Notes in April 1993 and the remaining $19.3 million of 14.5% Subordinated Notes and $30 million of the 9% Senior Notes in February 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain unaudited quarterly consolidated financial information for each of the Company's last eight fiscal quarters. In the opinion of the Company's management, this quarterly information has been prepared on the same basis as audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have in the past been subject to fluctuations, and thus, the operating results for any quarter are not necessarily indicative of results for any future period.

                                   FISCAL 1994                      FISCAL 1995
                         -------------------------------  -------------------------------
                          FIRST  SECOND   THIRD  FOURTH    FIRST  SECOND   THIRD  FOURTH
                         QUARTER QUARTER QUARTER QUARTER  QUARTER QUARTER QUARTER QUARTER
                         ------- ------- ------- -------  ------- ------- ------- -------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $96.6  $125.6  $111.8  $107.7   $125.4  $145.5  $131.5  $130.1
Gross margin............   34.4    45.0    41.0    39.6     45.6    52.3    47.5    47.2
Operating expenses......   28.8    35.9    36.7    36.4     37.5    41.6    40.3    41.7
Pre-opening expenses....    3.8     2.6     0.6     0.6      1.0       -     1.2     0.2
Operating income........    2.0     6.4     3.8     2.7      7.2    10.7     6.0     5.4
Net income (loss).......   (0.9)    3.3     0.6    (0.7)     2.9     5.6     1.8     1.3
Comparable store sales
 growth.................   (1.5)   (3.0)    0.4     0.2      1.8     6.5    10.1    13.0
Stores open at end of
 period.................     47      54      55      56       58      58      59      60

  The Company's results of operations exhibit some measure of seasonality. Generally, the Company's sales and operating income are highest in the second quarter and lowest in the fourth quarter. This is due primarily to seasonality in sales of garden, nursery and related products, which peak at the beginning of the spring/summer gardening season. The Company has experienced losses in the fourth quarter in the past and may experience losses in this quarter in the future.

  The Company's quarterly results and comparable store sales comparisons are subject to various factors including consumer confidence, promotional marketing efforts, maturation of new stores, weather conditions and competitive store changes.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise primarily from the funding of the Company's capital expenditures, working capital requirements, ongoing expansion program, and service on indebtedness.

  The Company's wholly-owned subsidiary, Orchard Supply Hardware Corporation ("Orchard Supply"), had long-term debt and capital lease obligations as of January 28, 1996 of $134.3 million, including (i) $100.0 million of 9 3/8% senior notes due February 15, 2002, (ii) $20.0 million of store mortgage notes, and (iii) $12.8 million of warehouse mortgage notes. In addition, the Company has up to $40.0 million of revolving credit availability under Orchard Supply's senior revolving credit facility (the "Financing Agreement") (with a $10.0 million sublimit for letters of credit) of which no borrowings and $8.5 million of letters of credit were outstanding at January 28, 1996. Orchard Supply's debt instruments contain financial and operating covenants including, among other things, requirements that Orchard Supply maintain certain financial ratios and satisfy certain financial tests and limitations on Orchard Supply's ability to make capital expenditures, to incur other indebtedness, and to pay dividends. At January 28, 1996, the Company and Orchard Supply were in compliance with all covenants contained in such debt instruments.

  The Company's business strategy requires that it maintain broad product lines and large inventories, however, the effect of this strategy on working capital is somewhat minimized through the receipt of trade credit. The Company's working capital is also affected by accounts receivable arising from its proprietary credit card which had an average monthly balance for fiscal 1995 of $12.5 million. The Company will fund its working capital needs through a combination of funds from operations and borrowings under the Financing Agreement. The Financing Agreement permits borrowings based on percentages of the Company's eligible inventory and accounts receivable and remains effective through May 1999.

  In connection with Orchard's expansion plans, the Company anticipates capital additions of approximately $0.9 million for furniture, fixtures and equipment for each new store opened, a portion of which may be acquired under operating leases. The Company expects that pre-opening expenses will range from approximately $0.4 million to $0.5 million. The initial inventory requirement for new stores, net of trade credit, is estimated at $1.0 million per store. In the event that the Company is responsible for the renovation or remodeling of the existing space to be leased, the Company anticipates incurring additional capital expenditures of approximately $1.0 million to $1.8 million per store. If the Company elects to purchase the real estate, the capital expenditure would range from approximately $2.5 million for owned store improvements constructed on leased land to $4.0 million to $7.0 million if the entire property were to be owned by the Company.

  The Company's capital expenditure plan for fiscal 1996 and 1997 provides for annual capital expenditures of $19.8 million and $17.0 million, respectively. This capital expenditure plan includes the expenditures of approximately $4.0 million to $5.0 million annually for the maintenance of existing facilities. The remainder of the annual budgeted amounts will be used primarily for the opening of new stores, including fixtures and leasehold improvements with respect to the new stores, and computer equipment. The Company has historically obtained some of its equipment through operating leases, and expects to be able to procure such arrangements in the future. The inability of the Company to procure such arrangements for its capital expenditure program may have a negative impact on the ability of the Company to make capital expenditures.

  The Company believes that funds from operations, together with the proceeds of the anticipated underwritten public offering of its common stock, borrowing availability under the Financing Agreement and financing through operating leases, will be adequate to fund the Company's operating requirements and capital expenditure program and meet its debt and dividend obligations for at least the next 18 months.

EFFECT OF INFLATION

  The effect of inflation on the Company's results of operations has not been material in the periods discussed.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair value of the asset. Although management does not expect this pronouncement to have a material impact on the Company's financial condition or results of operations at adoption, its provisions, when adopted, will be applicable to any future assessments of its long-lived assets. SFAS No. 121 will be adopted in fiscal 1996.